UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 11, 2009

Geospatial Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-04066	87-0554463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

229 Howes Run Road, Sarver, PA 16055

(Address of principal executive offices)

(724) 353-3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement; Item 3.02 Unregistered Sales of Equity Securities.

On December 15, 2009, Geospatial Holdings, Inc. (the “Company”) entered into an Amended and Restated Exclusive License and Distribution Agreement (the “Reduct License”) with Reduct NV (“Reduct”), a company organized and existing under the laws of Belgium, and only with respect to the warrant grants pursuant to Section 2.3 thereof, Delta Networks Limited SA (“Delta”), a company incorporated under the laws of Luxembourg and owner of all outstanding capital stock of Reduct. The Reduct License replaces in its entirety the Exclusive License and Distribution Agreement dated August 3, 2006 (the “Original License”), which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed May 1, 2008, and the amendments and modifications thereto dated June 6, 2007, December 21, 2007, March 21, 2008, April 17, 2008, December 18, 2008, March 10, 2009 and March 31, 2009 (collectively, the “Amendments”), which were filed as Exhibits 10.3, 10.4, 10.5 and 10.6 to the Company’s Current Report on Form 8-K filed May 1, 2008, Exhibit 10.20 to the Company’s Amendment No. 1 to the Registration Statement on Form S-1 filed on February 10, 2008, Exhibits 10.24 and 10.25 to the Company’s Current Report on Form 10-K filed April 15, 2009, respectively. The Original License and the Amendments are of no further force and effect.

Pursuant to the Reduct License, the Company is the exclusive licensee and distributor for certain pipeline mapping products (the “Products”) in North America, South America and Australia. The term of the Agreement will last for 3 years (the “Initial Term”) and the Company will have the option to renew for successive three year terms (“Renewal Terms”) upon notice to Reduct at least 12 months in advance of the end of the Initial Term or any Renewal Term. The Company will make minimum purchases of the Products over the Initial Term and applicable Renewal Terms as consideration for the exclusive license.

Pursuant to the Reduct License, the Company made a payment of $100,000 to Delta upon signing the Agreement and will pay an additional $3,000,000 no later than December 15, 2010. The Company has also granted Delta (a) a warrant to purchase 3,000,000 shares of common stock of the Company at a purchase price of $0.50, which expires December 31, 2012, and (b) a warrant to purchase 500,000 shares of common stock of the Company at a purchase price of $0.425, which expires December 31, 2013.

The foregoing discussion provides only a brief description of the documents described above. The discussion is qualified in its entirety by the full text of the agreements, which are attached to this Current Report on Form 8-K as Exhibit 10.32.

Item 3.03	Material Modification to Rights of Security Holders.

On December 11, 2009 the Company filed a Certificate of Designations, Powers, Preferences and Rights of the Series A Preferred Stock of Geospatial Holdings, Inc. (the “Certificate of Designations”) with the state of Nevada. The Certificate of Designations designated 1,575,000 shares of Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) with a $0.001 par value for issuance by the Company.

Pursuant to the Certificate of Designations, each holder of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of common stock into which the Series A Convertible Preferred Stock may be converted.

The Series A Convertible Preferred Stock may be converted at the option of the holder at any time or from time to time prior to the close of business on the business day before any date fixed for conversion of such share, as provided in the Certificate of the Designations. In addition, the Series A Convertible Preferred Stock is automatically converted upon the earliest to occur of: (i)

immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, in which shares of Common Stock are approved for listing on a national securities market, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds $35,000,000 and the public offering price per share of which equals or exceeds $3, before deduction of underwriters’ discounts and commissions (ii) the Company’s receipt of the written consent of the holders of not less than 66 2/3% of the then outstanding shares of Series A Preferred Stock to the conversion of all then outstanding Series A Preferred Stock; and (iii) June 7, 2010.

The holders of Series A Convertible Preferred Stock are also entitled to a liquidation preference which entitles such holder to an amount per share upon liquidation equal to the original issue price of $1.00 and to antidilution protection.

The foregoing discussion provides only a brief description of the document described above. The discussion is qualified in its entirety by the full text of the Certificate of Designations, which is attached to this Current Report on Form 8-K as Exhibit 3.6.

Item 3.02	Unregistered Sales of Equity Securities.

On December 14, 2009 the Company sold 1,500,000 shares of Series A Convertible Preferred Stock. In addition, the Company issued 75,000 shares of Series A Preferred Stock as an underwriting commission on the sale. Each share was sold for $1.00, for an aggregate purchase price of $1,500,000. The Series A Convertible Preferred Stock was sold in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The purchasers are accredited investors, and the Company conducted the private placements without any general solicitation or advertisement and with a restriction on resale until such securities are registered.

The Series A Convertible Preferred Stock is convertible according to the conversion rights set forth in the Certificate of Designations and described above in Item 3.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

3.6	Certificate of Designations, Powers, Preferences and Rights of the Series A Preferred Stock of Geospatial Holdings, Inc. dated as of December 11, 2009.

10.32	Amended and Restated Exclusive License and Distribution Agreement dated as of December 15, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOSPATIAL HOLDINGS, INC.

By:	/S/ THOMAS R. OXENREITER
Name:	Thomas R. Oxenreiter
Title:	Chief Financial Officer

Date: December 21, 2009